This prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell and are not soliciting offers to buy these securities in any jurisdiction where such offer or sale is not permitted.

Exhibit 99.4

[FORM OF PROSPECTUS SUPPLEMENT TO BE USED IN CONJUNCTION WITH FUTURE

WARRANT OFFERINGS]

SUBJECT TO COMPLETION, DATED                 , 20

PRELIMINARY PROSPECTUS SUPPLEMENT

(to Prospectus dated                 , 20    )

Fifth Street Finance Corp.

Warrants to Purchase up to             [type of security]

We are offering for sale warrants to purchase up to                     [type of security]. Each warrant entitles the holder to purchase                     [type of security].

The exercise price will be $         per warrant. The warrants will be exercisable beginning on                     , 20     , and will expire on                     , 20     , or earlier upon redemption.

We are a specialty finance company that lends to and invests in small and mid-sized companies, primarily in connection with investments by private equity sponsors. We invest in securities that are rated below investment grade by rating agencies or that would be rated below investment grade if they were rated. Our investment objective is to maximize our portfolio’s total return by generating current income from our debt investments and capital appreciation from our equity investments.

We are an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. We are managed by Fifth Street Management LLC.

On             and                     , the last reported sale price of our common stock on the NASDAQ Global Select Market was $             and $        , respectively. We are required to determine the net asset value per share of our common stock on a quarterly basis. Our net asset value per share of our common stock as of                      was $        .

Investing in our warrants involves a high degree of risk and should be considered highly speculative. See “Risk Factors ” beginning on page S-4 of this prospectus supplement and on page 16 of the accompanying prospectus to read about factors you should consider, including the risk of leverage, before investing in our warrants.

This prospectus supplement and the accompanying prospectus contain important information about us that a prospective investor should know before investing in our warrants. Please read this prospectus supplement and the accompanying prospectus before investing and keep them for future reference. We file periodic reports, current reports, proxy statements and other information with the Securities and Exchange Commission. This information is available free of charge by contacting us at 10 Bank Street, 12th Floor, White Plains, New York 10606 or by telephone at (914) 286-6800 or on our website at www.fifthstreetfinance.com. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider that information to be part of this prospectus supplement or the accompanying prospectus. The Securities and Exchange Commission also maintains a website at www.sec.gov that contains information about us.

	Per Warrant	Total
Public offering price	$	$
Sales load (underwriting discount)	$	$
Proceeds, before expenses, to us(1)	$	$

(1)	We estimate that we will incur approximately $ of expenses relating to this offering, resulting in net proceeds, after sales load (underwriting discount) and expenses, to us of approximately $ million.

The underwriters expect to deliver the warrants on or about                     , 20    .

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have granted the underwriters an option, exercisable at any time until 30 days after the date of this prospectus supplement, to purchase up to                 additional warrants.

The date of this prospectus supplement is                     , 20    .

PROSPECTUS SUPPLEMENT

PROSPECTUS

[Insert table of contents from base prospectus]

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized any other person to provide you with different information from that contained in this prospectus supplement or the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer to sell, or a solicitation of an offer to buy, any of our warrants by any person in any jurisdiction where it is unlawful for that person to make such an offer or solicitation or to any person in any jurisdiction to whom it is unlawful to make such an offer or solicitation. The information contained in this prospectus supplement and the accompanying prospectus is complete and accurate only as of their respective dates, regardless of the time of their delivery or sale of our warrants. Our financial condition, results of operations and prospects may have changed since those dates. To the extent required by law, we will amend or supplement the information contained in this prospectus supplement and the accompanying prospectus to reflect any material changes to such information subsequent to the date of this prospectus supplement and the accompanying prospectus and prior to the completion of any offering pursuant to this prospectus supplement and the accompanying prospectus.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of warrants and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information and disclosure. To the extent the information contained in this prospectus supplement differs from or is additional to the information contained in the accompanying prospectus, you should rely only on the information contained in this prospectus supplement. You should read this prospectus supplement and the accompanying prospectus together with the additional information described under the heading “Available Information” before investing in our warrants.

Forward-Looking Statements

Information contained in this prospectus supplement and the accompanying prospectus may contain forward-looking statements. In addition, forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” or “continue” or the negative thereof or other variations thereon or comparable terminology. The matters described in “Risk Factors” in the accompanying prospectus and certain other factors noted throughout this prospectus supplement and the accompanying prospectus constitute cautionary statements identifying important factors with respect to any such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. The forward-looking statements contained in this prospectus supplement and the accompanying prospectus are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933, or the Securities Act. For a list of factors that could affect these forward-looking statements, see “Risk Factors” in this prospectus supplement and the accompanying prospectus and “Special Note Regarding Forward-Looking Statements” in the accompanying prospectus.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights some of the information in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that is important to you. To understand the terms of the warrants offered pursuant to this prospectus supplement and the accompanying prospectus, you should read the entire prospectus supplement and the accompanying prospectus carefully. Together, these documents describe the specific terms of the warrants we are offering. Except as otherwise noted, all information in this prospectus supplement and the accompanying prospectus assumes no exercise of the underwriters’ option to purchase additional warrants.

We commenced operations on February 15, 2007 as Fifth Street Mezzanine Partners III, L.P., a Delaware limited partnership. Effective as of January 2, 2008, Fifth Street Mezzanine Partners III, L.P. merged with and into Fifth Street Finance Corp., a Delaware corporation. Unless otherwise noted, the terms “we,” “us,” “our,” the “Company” and “Fifth Street” refer to Fifth Street Mezzanine Partners III, L.P. prior to the merger date and Fifth Street Finance Corp. on and after the merger date. In addition, the terms “Fifth Street Management” and “investment adviser” refer to Fifth Street Management LLC, our external investment adviser.

Fifth Street Finance Corp.

We are a specialty finance company that lends to and invests in small and mid-sized companies, primarily in connection with investments by private equity sponsors. We define small and mid-sized companies as those with annual revenues between $25 million and $250 million. Our investment objective is to maximize our portfolio’s total return by generating current income from our debt investments and capital appreciation from our equity investments. We are externally managed and advised by Fifth Street Management. Fifth Street Management is an affiliate of Fifth Street Capital LLC, a private investment firm founded and managed by our chief executive officer, and Fifth Street Management’s managing partner, Leonard M. Tannenbaum, who has led the investment of over $     billion in small and mid-sized companies, including the investments made by Fifth Street, since 1998.

Our investments generally range in size from $10 million to $100 million and are principally in the form of first lien, second lien and subordinated debt investments, which may also include an equity component. We invest in securities that are rated below investment grade by rating agencies or that would be rated below investment grade if they were rated. Below investment grade securities, which are often referred to as “high yield” or “junk,” have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. As of                         ,     % of our debt portfolio at fair value consisted of debt securities for which issuers were not required to make principal payments until the maturity of such debt securities, which could result in a substantial loss to us if such issuers are unable to refinance or repay their debt at maturity. Although our focus could change we are currently focusing our origination efforts on a prudent mix of first lien, second lien and subordinated loans which we believe will provide superior risk-adjusted returns while maintaining adequate credit protection.

We are an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, or the 1940 Act. As a business development company, we are required to comply with regulatory requirements, including limitations on our use of debt. We are permitted to, and expect to, finance our investments through borrowings. However, as a business development company, we are only generally allowed to borrow amounts such that our asset coverage, as defined in the 1940 Act, equals at least 200% after such borrowing. The amount of leverage that we employ will depend on our assessment of market conditions and other factors, such as market interest rates, our ability to raise money through equity offerings and the availability of investment opportunities, at the time of any proposed borrowing. As of                     , we had a debt to equity ratio (excluding SBA debentures) of         .

We have also elected to be treated for federal income tax purposes as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code, or the Code. As a RIC, we generally will not have to pay corporate-level federal income taxes on any net ordinary income or realized net capital gains that we distribute to our stockholders if we meet certain source-of-income, distribution and asset diversification requirements.

In addition, we maintain wholly-owned subsidiaries that are licensed as a small business investment companies, or SBICs, and regulated by the Small Business Administration, or the SBA. The SBIC license allow us, through our wholly-owned subsidiaries, to issue SBA-guaranteed debentures. We received exemptive relief from the Securities and Exchange Commission, or SEC, to permit us to exclude the debt of our SBIC subsidiaries guaranteed by the SBA from the definition of senior securities in the 200% asset coverage ratio we are required to maintain under the 1940 Act.

The following diagram depicts our organizational structure:

Our Corporate Information

Our principal executive offices are located at 10 Bank Street, 12th Floor, White Plains, NY 10606 and our telephone number is (914) 286-6800. We maintain a website on the Internet at www.fifthstreetfinance.com. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus and you should not consider information contained on our website to be part of this prospectus supplement or the accompanying prospectus.

Recent Developments

SPECIFIC TERMS OF OUR WARRANTS AND THE OFFERING

This prospectus supplement sets forth certain terms of our warrants that we are offering pursuant to this prospectus supplement and supplements the accompanying prospectus that is attached to the back of this prospectus supplement. This section outlines the specific legal and financial terms of our warrants. You should read this section together with the more general description of our warrants in this prospectus supplement and the accompanying prospectus under the heading “Description of Our Warrants” before investing in our warrants. Capitalized terms used in this prospectus supplement and not otherwise defined shall have the meanings ascribed to them in the accompanying prospectus.

[Insert material terms of our warrants in tabular form to the extent required to be disclosed by applicable law or regulation.]

RISK FACTORS

[If you exercise your warrants, you may be unable to sell any [type of security] you purchase at a profit.

The public trading market price of our [type of security] may decline after you elect to exercise your warrants. If that occurs, you will have committed to buy [type of security] at a price above the prevailing market price and you will have an immediate unrealized loss. Moreover, we cannot assure you that following the exercise of warrants you will be able to sell your [type of security] at a price equal to or greater than the exercise price.

The exercise price is not necessarily an indication of our value.

The exercise price of the warrants does not necessarily bear any relationship to any established criteria for valuation of business development companies. You should not consider the exercise price an indication of our value or any assurance of future value. After the date of this prospectus supplement, our [type of security] may trade at prices above or below the subscription price.]

[Insert any additional relevant risk factors not included in the base prospectus to the extent required to be disclosed by applicable law or regulation.]

FEES AND EXPENSES

[Include this section if warrants are for the purchase of common stock.]

The following table is intended to assist you in understanding the costs and expenses that an investor in our common stock will bear directly or indirectly. We caution you that some of the percentages indicated in the table below are estimates and may vary. Except where the context suggests otherwise, whenever this prospectus supplement contains a reference to fees or expenses paid by “you,” “us” or “Fifth Street,” or that “we” will pay fees or expenses, stockholders will indirectly bear such fees or expenses as investors in us.

Stockholder Transaction Expenses:
Sales load (as a percentage of offering price)		%(1)
Offering expenses (as a percentage of offering price)		%(2)
Dividend reinvestment plan fees	—	%(3)

Total stockholder transaction expenses (as a percentage of offering price)		%
Annual Expenses (as a percentage of net assets attributable to common stock):
Management fees		%(4)
Interest payments on borrowed funds (including other costs of servicing and offering debt securities)		%(5)
Other expenses		%(6)

Total annual expenses		%(7)

(1)	Represents the underwriting discount with respect to the warrants sold by us in this offering.

(2)	The expenses of this offering payable by us are estimated to be approximately $ . The offering expenses, as a percentage of the offering price of warrants to be sold in this offering, is based on $ , the sales price of our warrants. If the underwriters exercise their option to purchase additional warrants in full, the offering expenses borne by our common stockholders (as a percentage of the offering price) will be approximately %.

(3)	The expenses of administering our dividend reinvestment plan are included in “other expenses.”

(4)	Our “management fees” consist of our base management fee and the incentive fees payable under our investment advisory agreement. The base management fee portion of our “management fees” reflected in the table above is %, which is calculated based on our net assets as of of $ million (rather than our gross assets). Our base management fee under the investment advisory agreement is calculated at an annual rate of 2% of our gross assets, including borrowings for investment purposes and excluding cash and cash equivalents. For purposes of this table, we have assumed gross assets of $ billion, which is our gross assets as of, as adjusted for this offering and any other change in borrowings or issuances of securities since such date and excluding an assumed cash and cash equivalents balance of $20.0 million.

The incentive fee portion of our “management fees” is %, which is calculated based on our net assets as of . This calculation assumes that annual incentive fees earned by our investment adviser remain consistent with the incentive fees earned by our investment adviser during the [quarter/year] ended . The incentive fee consists of two parts. The first part, which is payable quarterly in arrears, will equal 20% of the excess, if any, of our “Pre-Incentive Fee Net Investment Income” that exceeds a 2% quarterly (8% annualized) hurdle rate, subject to a “catch up” provision measured at the end of each fiscal quarter. The first part of the incentive fee will be computed and paid on income that may include interest that is accrued but not yet received in cash. The operation of the first part of the incentive fee for each quarter is as follows:

•

no incentive fee is payable to the investment adviser in any fiscal quarter in which our Pre-Incentive Fee Net Investment Income does not exceed the hurdle rate of 2% (the “preferred return” or “hurdle”).

•

100% of our Pre-Incentive Fee Net Investment Income with respect to that portion of such Pre-Incentive Fee Net Investment Income, if any, that exceeds the hurdle rate but is less than or equal to 2.5% in any fiscal quarter (10% annualized) is payable to the investment adviser. We refer to this portion of our

Pre-Incentive Fee Net Investment Income (which exceeds the hurdle rate but is less than or equal to 2.5%) as the “catch-up.” The “catch-up” provision is intended to provide our investment adviser with an incentive fee of 20% on all of our Pre-Incentive Fee Net Investment Income as if a hurdle rate did not apply when our Pre-Incentive Fee Net Investment Income exceeds 2.5% in any fiscal quarter; and

•

20% of the amount of our Pre-Incentive Fee Net Investment Income, if any, that exceeds 2.5% in any fiscal quarter (10% annualized) is payable to the investment adviser (once the hurdle is reached and the catch-up is achieved, 20% of all Pre-Incentive Fee Net Investment Income thereafter is allocated to the investment adviser).

The second part of the incentive fee equals 20% of our “Incentive Fee Capital Gains,” which equals our realized capital gains on a cumulative basis from inception through the end of the year, if any, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fees. The second part of the incentive fee is payable, in arrears, at the end of each fiscal year (or upon termination of the investment advisory agreement, as of the termination date).

(5)	“Interest payments on borrowed funds (including other costs of servicing and offering debt securities)” represent our estimated annual interest payments and other costs of servicing and offering our debt securities and relate to borrowings under the Wells Fargo facility, the ING facility, the Sumitomo facility and our SBA-guaranteed debentures, as well as our unsecured convertible notes (the “Convertible Notes”), 5.875% unsecured notes due 2024 (the “ 2024 Notes”) and 6.125% unsecured notes due 2028 (the “2028 Notes”) as well as any future borrowings. Although we expect our borrowings to fluctuate throughout the year, this item is based on estimated average borrowings of approximately $ for the next twelve months. We estimate we will incur approximately $ of expenses of offering our debt securities within the next 12 months, which is % of the aggregate proceeds of this offering, and the portion of such expenses we expect to recognize during such period are included in the fee table. The amount of leverage that we employ at any particular time will depend on, among other things, our board of directors’ assessment of market and other factors at the time of any proposed borrowing.

(6)	“Other Expenses” are based on estimated amounts for the current fiscal year.

(7)	“Total annual expenses” are presented as a percentage of net assets attributable to common stockholders because our common stockholders bear all of our fees and expenses.

Example

The following example demonstrates the projected dollar amount of total cumulative expenses that would be incurred over various periods with respect to a hypothetical investment in our common stock. In calculating the following expense amounts, we have assumed that our annual operating expenses, including interest expenses, offering expenses and all other costs related to servicing our borrowings, would remain at the levels set forth in the table above, and that you would pay a sales load of     % (the underwriting discount to be paid by us with respect to the warrants sold by us in this offering).

	1 Year	3 Years	5 Years	10 Years
You would pay the following expenses on a $1,000 investment, assuming a 5% annual return	$	$	$	$

The example and the expenses in the tables above should not be considered a representation of our future expenses, and actual expenses may be greater or less than those shown. While the example assumes, as required by the SEC, a 5% annual return, our performance will vary and may result in a return greater or less than 5%. The income portion of our incentive fee under the investment advisory agreement, which, assuming a 5% annual return, would either not be payable or have an insignificant impact on the expense amounts shown above, is not included in the example. If we achieve sufficient returns on our investments, including through the realization of capital gains, to trigger an incentive fee of a material amount, our expenses, and returns to our investors, would be higher. In addition, while the example assumes reinvestment of all distributions at net asset value, participants in our dividend reinvestment plan will receive a number of shares of our common stock, determined by dividing the total dollar amount of the cash distribution payable to a participant by either (i) the greater of (a) the current net asset value per share of our common stock and (b) 95% of the market price per share of our common stock at the close of trading on the payment date fixed by our Board of Directors in the event that we use newly issued shares to satisfy the share requirements of the divided reinvestment plan or (ii) the average purchase price, excluding any brokerage charges or other charges, of all shares of common stock purchased by the administrator of the dividend reinvestment plan in the event that shares are purchased in the open market to satisfy the share requirements of the dividend reinvestment plan, which may be at, above or below net asset value.

USE OF PROCEEDS

The net proceeds from our sale of             warrants in this offering are estimated to be approximately $             million, or $             million if the underwriters’ option to purchase additional warrants is exercised in full, assuming a public offering price of $             per warrant, and after deducting the underwriting discount and estimated offering expenses. The underwriting discount is $             per warrant. A $0.50 increase (decrease) in the assumed offering price per warrant would increase (decrease) net proceeds to us from this offering by $             million, assuming the number of warrant offered by us as set forth on the cover page of this prospectus supplement remains the same. Any additional proceeds to us resulting from an increase in the public offering price or the number of warrants offered pursuant to this prospectus supplement will be used by us as described below.

We intend to use substantially all of the net proceeds from this offering to make investments in small and mid-sized companies in accordance with our investment objective and strategies described in this prospectus supplement and the accompanying prospectus and for general corporate purposes, including working capital requirements. We also intend to use $             million of the net proceeds from this offering to repay our outstanding borrowings under our credit facilities and to repurchase the Convertible Notes. As of             ,         , we had $             million outstanding under the Wells Fargo facility. The Wells Fargo facility has a maturity date of                      and bears interest at a rate of LIBOR (1-month) plus         % per annum with no LIBOR floor. As of             ,         , we had $             million outstanding under the ING facility. The ING facility has a maturity date of                      and bears interest at a rate of LIBOR (1, 2, 3 or 6-month, at our option) plus         % per annum with no LIBOR floor, or, when the facility is drawn more than 35%, LIBOR plus         % per annum with no LIBOR floor. As of             ,          we had $ million outstanding under the Sumitomo facility. The Sumitomo facility has a maturity date of                      and bears interest at a rate of LIBOR (1-month) plus         % per annum with no LIBOR floor. As of                 ,         , we had $             million Convertible Notes outstanding. The Convertible Notes mature on April 1, 2016, unless previously converted or repurchased in accordance with their terms, and bear interest at a rate of 5.375% per annum. If the repurchase and cancellation of any Convertible Notes provides us with a net gain on extinguishment of debt, such net gain will be included in “Pre-Incentive Fee Net Investment Income” for purposes of the payment of the income incentive fee to the Investment Adviser under our investment advisory agreement. We anticipate that substantially all of the net proceeds from any offering of our securities will be used as described above within              to              months. Pending these uses, we will invest the net proceeds primarily in high quality, short-term debt securities, consistent with our business development company election and our election to be taxed as a RIC, at yields significantly below those we expect to earn on investments in small and mid-sized companies. The management fee payable by us to our investment adviser will not be reduced while our assets are invested in these securities unless such securities constitute cash and cash equivalents (as defined in the notes to our Consolidated Financial Statements). Our ability to achieve our investment objective may be limited to the extent that the net proceeds from this offering, pending full investment, are held in lower-yielding interest-bearing deposits or other short-term instruments.

DESCRIPTION OF OUR WARRANTS

This prospectus supplement sets forth certain terms of our warrants that we are offering pursuant to this prospectus supplement and the accompanying prospectus. This section outlines the specific legal and financial terms of our warrants. You should read this section together with the more general description of our warrants in the accompanying prospectus under the heading “Description of Our Warrants” before investing in our warrants. This summary is not necessarily complete and is subject to and entirely qualified by reference to [insert relevant documents].

[Insert material terms of our warrants to the extent required to be disclosed by applicable law or regulation.]

CAPITALIZATION

The following table sets forth our capitalization as of                     :

•	on an actual basis; and

•

on an as adjusted basis to reflect the sale of             warrants in this offering, assuming a public offering price of $             per warrant, after deducting the underwriting discount and estimated offering expenses payable by us.

As of
	Actual	As Adjusted(1)
(unaudited)
Cash and cash equivalents	$	$

Long-term debt, including current maturities:
Credit facilities payable	$		$(2)(3)
Convertible notes payable			(4)
SBA debentures payable

Total long-term debt
Net assets:
Common stock, $0.01 par value (150,000,000 shares authorized; shares outstanding actual, shares outstanding as adjusted)
Additional paid-in-capital
Net unrealized depreciation on investments and interest rate swap
Net realized loss on investments and interest rate swap
Accumulated overdistributed net investment income

Total net assets

Total capitalization	$	$

(1)	We may change the size of this offering based on demand and market conditions. A $0.50 increase (decrease) in the assumed offering price per warrant would increase (decrease) net proceeds to us from this offering by $ million, assuming the number of warrants offered by us as set forth on the cover page of this prospectus supplement remains the same, after deducting the underwriting discount and estimated expenses payable by us. Any additional proceeds to us resulting from an increase in the public offering price or the number of warrants offered pursuant to this prospectus supplement will increase our cash and cash equivalents on an as adjusted basis and will be used as described in “Use of Proceeds.”

(2)	As described under “Use of Proceeds,” we may also use a part of the net proceeds from this offering to repay a portion of the borrowings outstanding under our credit facilities. We have not yet determined how much of the net proceeds of this offering will be used for this purpose and, as a result, we have not reflected the consequences of such repayment in this table.

(3)	As of , , we had credit facilities payable in the amount of $ million due to net borrowings under our credit facilities in the amount of $ million subsequent to . This table has not been adjusted to reflect such net borrowings.

(4)	This amount does not reflect the $ million aggregate principal amount of our convertible notes that we repurchased subsequent to .

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

[Insert disclosure regarding federal income tax consequences of an investment in the warrants to the extent required to be disclosed by applicable law or regulation.]

UNDERWRITING

                    and             are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated             ,         , each underwriter named below severally agrees to purchase the number of warrants indicated in the following table:

Underwriters	Number of Warrants

Total

The underwriters are committed to take and pay for all of the warrants being offered, if any are purchased, other than the warrants covered by the option described below.

Option to Purchase Additional Warrants

If the underwriters sell more warrants than the total number set forth in the table above, the underwriters have an option to buy up to an additional          warrants from us. They may exercise that option for 30 days. If any warrants are purchased pursuant to this option, the underwriters will severally purchase warrants in approximately the same proportion as set forth in the table above.

Commissions and Discounts

The following table shows the per warrant and total underwriting discounts and commissions to be paid by us to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional warrants.

Paid by Fifth Street	No Exercise	Full Exercise
Per Warrant	$	$

Total	$	$

Warrants sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. If all the warrants are not sold at the public offering price, the representatives may change the offering price and the other selling terms. The offering of the warrants by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts, will be approximately $            .

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

[No Sales of Similar Securities

We have agreed, with exceptions, not to sell or transfer any warrants or [type of security] for      days after the date of this prospectus supplement without first obtaining the written consent of [            ].]

[NASDAQ Global Select Market Listing

[Our [type of security] is listed on the NASDAQ Global Select Market under the symbol “             .”]

[Our warrants are a new issue of securities with no established trading market. We intend to list our warrants on                 . We expect trading in our warrants on                 to begin within      days after the original issue date. Currently there is no public market for our warrants.

We have been advised by the underwriters that they presently intend to make a market in our warrants after completion of the offering as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in our warrants and any such market making may be discontinued at any time in the sole discretion of the underwriters without any notice. Accordingly, no assurance can be given as to the liquidity of, or development of a public trading market for, our warrants. If any active public trading market for our warrants does not develop, the market price and liquidity of our warrants may be adversely affected.]]

Price Stabilizations and Short Positions

In connection with the offering,                 , on behalf of the underwriters, may purchase and sell warrants in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of warrants than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional warrants from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional warrants or purchasing warrants in the open market. In determining the source of warrants to close out the covered short position, the underwriters will consider, among other things, the price of warrants available for purchase in the open market as compared to the price at which they may purchase additional warrants pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing warrants in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our warrants in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of warrants made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased warrants sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our warrants, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our warrants. As a result, the price of the warrants may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NASDAQ Global Select Market, in the over-the-counter market or otherwise.

Additional Underwriter compensation

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the issuer, for which they received or will receive customary fees and expenses. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. Certain of the net proceeds from the sale of our warrants, not including underwriting compensation, may be paid to affiliates of             in connection with the repayment of debt owed under the ING facility. As a result,                 and/or their affiliates may receive more than 5% of the net proceeds of this offering, not including underwriting compensation.

[Describe any other specific transactions and compensation related thereto to the extent required to be disclosed by applicable law or regulation.]

[Insert principal business addresses of underwriters.]

[Insert applicable legends for jurisdictions in which offers and sales may be made.]

LEGAL MATTERS

Certain legal matters in connection with the offering will be passed upon for us by Sutherland Asbill & Brennan LLP, Washington D.C. Certain legal matters related to the offering will be passed upon for the underwriters by                     .

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form N-2, together with all amendments and related exhibits, under the Securities Act, with respect to our warrants offered by this prospectus supplement. The registration statement contains additional information about us and our warrants being offered by this prospectus supplement.

We file with or furnish to the SEC annual, quarterly and current reports, proxy statements and other information meeting the informational requirements of the Securities Exchange Act of 1934. You may inspect and copy these reports, proxy statements and other information, as well as the registration statement and related exhibits and schedules, at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC, which are available on the SEC’s website at www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

S-14